Exhibit 99

Eaton Second Quarter Earnings Per Share Increase 47 Percent
Revenues Grow 21 Percent
Record Quarterly Segment Margins
Midpoint of Full Year Earnings Per Share Guidance Raised by $0.15
CLEVELAND--(BUSINESS WIRE)-- Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $0.97 for the second quarter of 2011, an increase of 47 percent over the $0.66 earned in the second quarter of 2010. Sales in the second quarter were $4.09 billion, 21 percent above the second quarter of 2010. Net income in the second quarter was $336 million compared to $226 million in 2010.
Net income in both periods included charges for integration of acquisitions. Before these acquisition integration charges, operating earnings per share in the second quarter of 2011 were $0.97 compared to $0.68 per share in 2010, an increase of 43 percent. Operating earnings in the second quarter were $338 million compared to $232 million in 2010.
Alexander M. Cutler, Eaton chairman and chief executive officer, said, “We are pleased with our second quarter results, which exceeded the high end of our guidance for the quarter. Our sales in the second quarter were 8 percent higher than in the first quarter of 2011, reflecting the continued expansion of our markets around the world.
“Sales in the second quarter increased 21 percent compared to the second quarter of 2010,” said Cutler. “Sales growth was comprised of 14 percent core growth, 6 percent from foreign exchange, and 1 percent from acquisitions. End markets grew 12 percent in the quarter.
“We are very pleased with our 13.9 percent segment operating margin in the second quarter, setting a new segment operating margin record,” said Cutler.
“The year is shaping up to be better than we forecasted in April,” said Cutler. “We now anticipate our overall end markets will grow by 11 percent versus our earlier forecast of 10 percent.
“We anticipate net income per share for the third quarter of 2011 to be between $1.01 and $1.11,” said Cutler. “Operating earnings per share for the third quarter, which exclude charges to integrate our recent acquisitions, are anticipated to be between $1.03 and $1.13. Our outlook anticipates higher sales and margins in the third quarter over the second quarter, offset partially by a higher tax rate.
“We are raising our guidance for the full year. As a result of our strong second quarter and our slightly stronger market outlook for the year, we are raising our full-year per share guidance at the midpoint by $0.15, resulting in net income per share of between $3.86 and $4.06 and operating earnings per share of between $3.90 and $4.10.
“We expect 2011 to be a year of record sales and record profits,” said Cutler. “Our sales are projected to be 19 percent above 2010 and 6 percent above our previous annual sales record, which we achieved in 2008. Our operating earnings per share at the midpoint of our guidance is 42 percent above 2010 and 16 percent above our previous operating earnings per share record. We are particularly encouraged by the outlook for our 2011 results, given that many of our significant businesses are just beginning to recover from the economic downturn of 2008 and 2009.”
Business Segment Results
Second quarter sales for the Electrical Americas segment were $1.03 billion, up 16 percent compared to 2010. The sales increase was comprised of 11 percent core growth, 4 percent from acquisitions, and 1 percent from foreign exchange. Operating profits in the second quarter were $144 million. Excluding acquisition integration charges of $1 million during the quarter, operating profits were $145 million, up 20 percent over results in 2010.
“End markets for our Electrical Americas segment grew 10 percent during the second quarter,” said Cutler. “The industrial markets were the strongest sector of the business in the quarter.

“Our bookings in the Electrical Americas segment, adjusted for foreign exchange, increased 9 percent compared to the second quarter of 2010 resulting in a record backlog for the segment,” said Cutler. “We expect that Electrical Americas markets will grow 7 percent during 2011 and believe the momentum in our Electrical Americas markets so far this year will lead to stronger market conditions next year.
“During the quarter, we completed the acquisition of C.I. ESI de Colombia S.A.,” said Cutler. “This acquisition will help grow Eaton’s presence in Colombia and serve as a platform for future growth in the region.”
Sales for the Electrical Rest of World segment were $787 million, an increase of 18 percent compared to the second quarter of 2010. The sales increase was comprised of a 5 percent increase in core sales and a 13 percent increase from foreign currency.
The segment reported operating profits of $77 million. Excluding acquisition integration charges of $1 million during the quarter, operating profits totaled $78 million, an increase of 16 percent over the second quarter of 2010.
“Our markets in the second quarter grew 6 percent, with both European and Asian electrical markets increasing 6 percent,” said Cutler. “Our bookings for the Electrical Rest of World segment, adjusted for foreign exchange and acquisitions, declined 4 percent in the quarter driven by a sharp drop in orders for solar inverters. For all of 2011, we are maintaining our forecast that markets in our Electrical Rest of World segment will grow 7 percent.
“During the quarter, we completed the acquisition of ACTOM (Pty) Limited’s low-voltage electrical business in South Africa,” said Cutler. “This acquisition provides us with a solid position in the South African electrical market, as well as a platform for growth in southern Africa.”
Hydraulics segment sales were $728 million, up 28 percent compared to the second quarter of 2010. Global hydraulics markets were up 18 percent in the quarter, with U.S. markets up 21 percent and non-U.S. markets up 16 percent. Operating profits in the second quarter were $120 million, up 56 percent compared to the second quarter of 2010.
“The global hydraulics markets in the second quarter continued the strong rebound we saw in the first quarter,” said Cutler. “Our bookings, adjusted for foreign exchange, increased 20 percent in the second quarter. For all of 2011, we continue to believe global hydraulics markets will grow 18 percent.
“Our Hydraulics segment had an outstanding quarter, achieving record sales, operating profits, and margins,” said Cutler. “We were particularly pleased with the record quarterly margin of 16.5 percent.
“We made further progress during the quarter in our strategy of building a significant filtration business, completing the acquisition of Internormen Technology Group and announcing an agreement to acquire E. Begerow GmbH,” said Cutler. “These acquisitions double the size of our filtration business and add important new products and end markets to our business.”
Aerospace segment sales were $409 million, up 11 percent compared to the second quarter of 2010. Aerospace markets were up 4 percent compared to the second quarter of 2010. Operating profits in the second quarter were $50 million compared to $48 million in the second quarter of 2010.
“Aerospace bookings declined 1 percent during the second quarter, adjusted for foreign exchange, reflecting lower military bookings,” said Cutler. “During the second half of 2011, we believe the planned expansion in commercial aircraft production will offset the sluggish conditions in military markets and so we are maintaining our forecast that the global aerospace market will grow 4 percent in 2011.
“Similar to our first quarter, our margins in the second quarter were impacted by increased expenses from changes in scope, program delays, and execution of new customer programs,” said Cutler. “We believe that our margins in the second half of 2011 will improve over first half levels.”
The Truck segment posted record quarterly sales of $673 million in the second quarter, up 37 percent compared to 2010. Truck production in the second quarter was up 27 percent, with U.S. markets up 53 percent and non-U.S. markets up 5 percent. The segment reported operating profits of $120 million.

“We continue to expect the NAFTA Class 8 market to total 265,000 units in 2011,” said Cutler. “Outside NAFTA, we expect markets to register more modest growth.
“We were pleased with our 17.8 percent margin in the quarter and are increasing our full year margin guidance for the segment,” said Cutler. “As volumes continue to ramp up through this business cycle, we expect our margins will improve further.”
The Automotive segment posted second quarter sales of $460 million, up 18 percent from the second quarter of 2010. Global automotive markets were up 9 percent, with U.S. markets up 15 percent and non-U.S. markets up 7 percent. The segment reported operating profits of $55 million, an increase of 41 percent over the second quarter of 2010.
“We are pleased with the Automotive segment margin of 12.0 percent and as a result, we are raising our full year margin guidance,” said Cutler.
“While there was very little impact on us, global automotive production was impacted in the second quarter by Japanese supply issues,” said Cutler. “Fortunately, there was less disruption than many industry experts had forecasted. We believe that third quarter global auto production will rebound from second quarter levels, as the supply situation returns to normal.”
Eaton Corporation is a diversified power management company with 2010 sales of $13.7 billion. Celebrating its 100th anniversary in 2011, Eaton is a global technology leader in electrical components and systems for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has approximately 73,000 employees and sells products to customers in more than 150 countries. For more information, visit www.eaton.com.
Notice of conference call: Eaton’s conference call to discuss its second quarter results is available to all interested parties as a live audio webcast today at 10 a.m. Eastern time via a link on the center of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on second quarter results, which will be covered during the call.
This news release contains forward-looking statements concerning our third quarter and full year 2011 sales, our third quarter 2011 tax rate, our third quarter and full year 2011 net income per share and operating earnings per share, and the performance of our worldwide markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; the availability of credit to customers and suppliers; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the impact of acquisitions and divestitures; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.
Financial Results
The company’s comparative financial results for the three months and six months ended June 30, 2011 are available on the company’s website, www.eaton.com.

EATON CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended June 30		Six months ended June 30

(In millions except for per share data)	2011	2010	2011	2010
Net sales	$4,090	$3,378	$7,893	$6,481

Cost of products sold	2,862	2,387	5,544	4,588
Selling and administrative expense	698	604	1,363	1,191
Research and development expense	107	103	212	204
Interest expense-net	31	34	63	69
Other income-net	(4)	(1)	(20)	(9)
Income before income taxes	396	251	731	438
Income tax expense	58	22	107	53
Net income	338	229	624	385
Less net income for noncontrolling interests	(2)	(3)	(1)	(4)
Net income attributable to Eaton common shareholders	$336	$226	$623	$381

Net income per common share
Diluted	$0.97	$0.66	$1.80	$1.12
Basic	0.99	0.67	1.83	1.14

Weighted-average number of common shares outstanding
Diluted	345.7	340.4	345.7	339.8
Basic	340.9	334.7	340.5	334.5

Cash dividends paid per common share	$0.34	$0.25	$0.68	$0.50

Reconciliation of net income attributable to Eaton common shareholders to operating earnings
Net income attributable to Eaton common shareholders	$336	$226	$623	$381
Excluding acquisition integration charges (after-tax)	2	6	4	12
Operating earnings	$338	$232	$627	$393

Net income per common share - diluted	$0.97	$0.66	$1.80	$1.12
Excluding per share impact of acquisition integration charges (after-tax)	—	0.02	0.01	0.03
Operating earnings per common share	$0.97	$0.68	$1.81	$1.15

Net income per common share, weighted-average number of common shares outstanding, cash dividends paid per common share and operating earnings per common share have been restated to give effect to the two-for-one stock split. See the accompanying notes for additional information.

See accompanying notes.

EATON CORPORATION
BUSINESS SEGMENT INFORMATION

	Three months ended June 30		Six months ended June 30

(In millions)	2011	2010	2011	2010
Net sales
Electrical Americas	$1,033	$894	$1,997	$1,696
Electrical Rest of World	787	665	1,530	1,273
Hydraulics	728	568	1,413	1,058
Aerospace	409	370	798	746
Truck	673	492	1,249	945
Automotive	460	389	906	763
Total net sales	$4,090	$3,378	$7,893	$6,481

Segment operating profit
Electrical Americas	$144	$120	$276	$225
Electrical Rest of World	77	60	147	102
Hydraulics	120	77	226	131
Aerospace	50	48	95	97
Truck	120	59	210	105
Automotive	55	39	105	81
Total segment operating profit	566	403	1,059	741

Corporate
Amortization of intangible assets	(48)	(43)	(96)	(88)
Interest expense-net	(31)	(34)	(63)	(69)
Pension and other postretirement benefits expense	(37)	(29)	(70)	(61)
Other corporate expense-net	(54)	(46)	(99)	(85)
Income before income taxes	396	251	731	438
Income tax expense	58	22	107	53
Net income	338	229	624	385
Less net income for noncontrolling interests	(2)	(3)	(1)	(4)
Net income attributable to Eaton common shareholders	$336	$226	$623	$381
See accompanying notes.

EATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010
(In millions)
Assets
Current assets
Cash	$282	$333
Short-term investments	601	838
Accounts receivable-net	2,625	2,239
Inventory	1,766	1,564
Other current assets	643	532
Total current assets	5,917	5,506

Property, plant and equipment-net	2,589	2,477

Other noncurrent assets
Goodwill	5,723	5,454
Other intangible assets	2,360	2,272
Deferred income taxes	961	1,001
Other assets	571	542
Total assets	$18,121	$17,252

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$101	$72
Current portion of long-term debt	16	4
Accounts payable	1,534	1,408
Accrued compensation	367	465
Other current liabilities	1,385	1,284
Total current liabilities	3,403	3,233

Noncurrent liabilities
Long-term debt	3,650	3,382
Pension liabilities	1,222	1,429
Other postretirement benefits liabilities	639	743
Deferred income taxes	499	487
Other noncurrent liabilities	521	575
Total noncurrent liabilities	6,531	6,616

Shareholders’ equity
Eaton shareholders’ equity	8,152	7,362
Noncontrolling interests	35	41
Total equity	8,187	7,403
Total liabilities and equity	$18,121	$17,252
See accompanying notes.

EATON CORPORATION
NOTES TO THE SECOND QUARTER 2011 EARNINGS RELEASE
Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).
On January 27, 2011, Eaton's Board of Directors announced a two-for-one stock split of the Company’s common shares effective in the form of a 100% stock dividend. The record date for the stock split was February 7, 2011, and the additional shares were distributed on February 28, 2011. Accordingly, all per share amounts and average shares outstanding presented in this earnings release have been adjusted retroactively to reflect the stock split.
This earnings release includes certain non-GAAP financial measures. These financial measures include operating earnings, operating earnings per common share, and operating profit before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Note 1. ACQUISITIONS OF BUSINESSES
In 2011 and 2010, Eaton acquired businesses and entered into a joint venture in separate transactions. The Consolidated Statements of Income include the results of these businesses from the dates of the transactions or formation. These transactions are summarized below:

Acquired business	Date of transaction	Business segment	Annual sales

ACTOM Low Voltage	June 30, 2011	Electrical Rest of World	$65 for the year ended May 31, 2011
A South Africa manufacturer and supplier of motor control components, engineered electrical distribution systems and uninterruptible power supply (UPS) systems.

C.I. ESI de Colombia S.A.	June 2, 2011	Electrical Americas	$8 for 2010
A Colombia-based distributor of industrial electrical equipment and engineering services in the Colombian market, focused on oil and gas, mining, and industrial and commercial construction.

Internormen Technology Group	May 12, 2011	Hydraulics	$55 for 2010
A Germany-based manufacturer of hydraulic filtration and instrumentation with sales and distribution subsidiaries in India, China, Brazil and the United States.

Eaton-SAMC (Shanghai) Aircraft Conveyance System Manufacturing Co., Ltd.	March 8, 2011	Aerospace	New joint venture
A 49%-owned joint venture in China focusing on the design, development, manufacturing and support of fuel and hydraulic conveyance systems for the global civil aviation market.

Tuthill Coupling Group	January 1, 2011	Hydraulics	$35 for the year ended November 30, 2010
A United States and France-based manufacturer of pneumatic and hydraulic quick coupling solutions and leak-free connectors used in industrial, construction, mining, defense, energy and power applications.

Chloride Phoenixtec Electronics	October 12, 2010	Electrical Rest of World	$25 for the year ended September 30, 2010
A China manufacturer of UPS systems. Eaton acquired the remaining shares to increase its ownership from 50% to 100%.

CopperLogic, Inc.	October 1, 2010	Electrical Americas	$35 for the year ended September 30, 2010
A United States-based manufacturer of electrical and electromechanical systems.

Wright Line Holding, Inc.	August 25, 2010	Electrical Americas	$101 for the year ended June 30, 2010
A United States provider of customized enclosures, rack systems, and air-flow management systems to store, power, and secure mission-critical IT data center electronics.

	Date of transaction	Business segment	Annual sales
Acquired business
EMC Engineers, Inc.	July 15, 2010	Electrical Americas	$24 for 2009
A United States energy engineering and energy services company that delivers energy efficiency solutions for a wide range of governmental, educational, commercial and industrial facilities.
On June 30, 2011, Eaton reached an agreement to acquire E. Begerow GmbH & Co. KG, a Germany-based system provider of advanced liquid filtration solutions. This business develops and produces technologically innovative filter media and filtration systems for food and beverage, chemical, pharmaceutical and industrial applications and had sales of $84 in 2010. The terms of the agreement are subject to customary closing conditions. The acquisition is expected to close during the third quarter of 2011. This business will be included in the Hydraulics segment.

Note 2. ACQUISITION INTEGRATION CHARGES
Eaton incurs charges related to the integration of acquired businesses. A summary of these charges follows:

	Three months ended June 30
	Acquisition integration charges		Operating profit as reported		Operating profit excluding acquisition integration charges
	2011	2010	2011	2010	2011	2010
Business segment
Electrical Americas	$1	$1	$144	$120	$145	$121
Electrical Rest of World	1	7	77	60	78	67
Hydraulics	—	—	120	77	120	77
Aerospace	—	1	50	48	50	49
Truck	—	—	120	59	120	59
Automotive	—	—	55	39	55	39
Total before income taxes	$2	$9	$566	$403	$568	$412
After-tax integration charges	$2	$6
Per common share	$—	$0.02

	Six months ended June 30
	Acquisition integration charges		Operating profit as reported		Operating profit excluding acquisition integration charges
	2011	2010	2011	2010	2011	2010
Business segment
Electrical Americas	$4	$2	$276	$225	$280	$227
Electrical Rest of World	1	14	147	102	148	116
Hydraulics	—	—	226	131	226	131
Aerospace	—	2	95	97	95	99
Truck	—	—	210	105	210	105
Automotive	—	—	105	81	105	81
Total before income taxes	$5	$18	$1,059	$741	$1,064	$759
After-tax integration charges	$4	$12
Per common share	$0.01	$0.03
Charges in 2011 were related primarily to CopperLogic, Wright Line Holding and EMC Engineers. Charges in 2010 were related primarily to Moeller and Phoenixtec. These charges were included in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Note 3. RETIREMENT BENEFITS PLANS
The components of retirement benefits expense follow:

	Three months ended June 30
	Pension benefit expense		Other postretirement benefits expense
	2011	2010	2011	2010
Service cost	$35	$30	$4	$4
Interest cost	53	50	10	12
Expected return on plan assets	(59)	(55)	—	—
Amortization	22	15	3	2
	51	40	17	18
Settlement loss	7	4	—	—
Total expense	$58	$44	$17	$18

	Six months ended June 30
	Pension benefit expense		Other postretirement benefits expense
	2011	2010	2011	2010
Service cost	$71	$59	$8	$8
Interest cost	106	100	20	23
Expected return on plan assets	(118)	(109)	—	—
Amortization	44	30	6	5
	103	80	34	36
Settlement loss	10	9	—	—
Total expense	$113	$89	$34	$36
During the second quarter, Eaton contributed $100 into a Voluntary Employee Benefit Association trust for the pre-funding of postretirement Medicare Part D prescription drug benefits for the Company's eligible United States employees and retirees.

Note 4. INCOME TAXES
The effective income tax rate for the second quarter of 2011 was 14.7% compared to 9.0% for the second quarter of 2010 and 14.6% for the first six months of 2011 compared to 12.2% for the first six months of 2010. Higher effective tax rates in both the three and six month periods of 2011 were primarily attributable to greater levels of income in high tax jurisdictions, particularly in the United States, due to improved economic conditions.

CONTACT:
Eaton Corporation
Scott Schroeder, 216-523-5150 (Media Relations)
scottrschroeder@eaton.com
or
Donald Bullock, 216-523-5127 (Investor Relations)